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                                                                      EXHIBIT 23
Santa Fe Gaming Corporation
Las Vegas, Nevada

We have made a review, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants, of the unaudited interim financial information of Santa Fe Gaming Corporation and subsidiaries for the three and nine month periods ended June 30, 1997 and 1996, as indicated in our report dated August 11, 1997 because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 1997 is incorporated by reference in Registration Statement No. 33-44700 on Form S-8 and in post-effective Amendment No. 1 to Registration Statement No. 33-7053 on Form S-8.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that act.


DELOITTE & TOUCHE LLP

Las Vegas, Nevada
August 14, 1997